                                                                    EXHIBIT 12.1


                            NPS PHARMACEUTICALS, INC.
        COMPUTATION OF RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

                       (in thousands except ratio amounts)


                                                       Fiscal Year Ended December 31,
                                           -----------------------------------------------------
                                             1997       1998        1999       2000       2001
                                           --------   --------    --------   --------   --------
Pre-tax loss before adjustments
  for income from equity investees and
  cumulative effect on prior years of
  change in accounting principle           $(11,527)  $(17,162)   $(35,654)  $(31,612)  $(51,368)
Total fixed charges                             245        240         302        463        372
Distributed income of equity investees            -          -           -          -      1,700
                                           --------   --------    --------   --------   --------
Total losses before fixed charges          $(11,282)  $(16,922)   $(35,352)  $(31,149)  $(49,296)
                                           ========   ========    ========   ========   ========

Fixed Charges

Interest expense                           $     68   $     16    $      4   $     96   $      5
Assumed interest attributable to rentals        177        224         298        367        367
                                           --------   --------    --------   --------   --------
Total fixed charges                        $    245   $    240    $    302   $    463   $    372
                                           ========   ========    ========   ========   ========

Deficiency of earnings available
  to cover fixed charged                   $(11,527)  $(17,162)   $(35,654)  $(31,612)  $(49,668)


Ratio of earnings available to cover
  fixed charges                                --          --         --         --         --

     For the years ended December 31, 1997, 1998, 1999, 2000 and 2001, our earnings were insufficient to cover fixed charges for those periods by $11,527, $17,162, $35,654, $31,612 and $49,668, respectively. In calculating the ratio of earnings available to cover fixed charges, "earnings" consist of pre-tax income (loss) before adjustments for income from equity investees, plus fixed charges and distributed income from equity investees. Fixed charges consist of interest expense and estimated interest included in rental expense.